EXHIBIT 99.1
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GETTING NETWORKS ON AIR]


CONTACTS:         Tabitha Zane                          George Sard
                  SpectraSite                           Citigate Sard Verbinnen
                  919-466-5492                          212-687-8080
                  tabitha.zane@spectrasite.com          gsard@sardverb.com
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                         COURT DENIES BONDHOLDER REQUEST
                         FOR TEMPORARY RESTRAINING ORDER

                     SPECTRASITE DEBT TENDER OFFERS EXTENDED

CARY, NC, JUNE 25, 2002 - SpectraSite Holdings, Inc. (NASDAQ: SITE) today announced that the United States District Court for the District of Delaware has rejected the application of certain noteholders to temporarily restrain the Company from consummating its cash tender offers to purchase a portion of its outstanding 10.75% Senior Notes due 2010, 12.50% Senior Notes due 2010, 12.00% Senior Discount Notes due 2008, 11.25% Senior Discount Notes due 2009 and 12.875% Senior Discount Notes due 2010 (collectively, the "Notes").

As previously reported, certain holders of the Notes have filed a complaint alleging that the tender offers and the transactions contemplated in connection with the tender offers, including the funding of the New Term Notes by Welsh, Carson, Anderson & Stowe ("WCAS"), violate the indentures governing the Notes as well as the Trust Indenture Act and other securities laws and breach fiduciary duties owed by the Company, its Board of Directors and WCAS to holders of the Notes. The Company will continue to vigorously defend against the action and expeditiously seek dismissal of the remaining claims.

In addition, the Company has extended the expiration date of each of the tender offers until 5:00 p.m., New York City time, on July 12, 2002, unless further extended. Tendered Notes may be withdrawn at any time prior to the expiration date.

As of the close of business on June 25, 2002, $36.5 million principal amount of 10.75% Notes, $17.2 million principal amount of 12.5% Notes, $6.4 million principal amount at maturity of 12% Notes, $9.5 million principal amount at maturity of 11.25% Notes and $1.2 million principal amount at maturity of 12.875% Notes had been validly tendered, representing Notes with an aggregate purchase price of approximately $32.3 million.

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The terms and conditions of each tender offer are set forth in the Company's
Offers to Purchase, dated May 20, 2002 and as supplemented on June 12, 2002, and the accompanying Letter of Transmittal, as both may be further amended. The consummation of the tender offers are subject to certain conditions which are described in the Offers to Purchase and the accompanying Letter of Transmittal. Subject to applicable law, the Company may, in its sole discretion, waive any condition applicable to any tender offer at any time prior to the expiration date or extend or otherwise amend any tender offer.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to any Notes. The tender offers may only be made pursuant to the terms of the Offers to Purchase and the accompanying Letter of Transmittal (as both may be amended).

ABOUT SPECTRASITE COMMUNICATIONS, INC.

SpectraSite Communications, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. The Company also is a leading provider of outsourced services to the wireless communications and broadcast industries in the United States and Canada. At March 31, 2002, SpectraSite owned or managed approximately 20,000 sites, including 8,015 towers primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers and broadcasters, including AT&T Wireless, ABC Television, Cingular, Nextel, Paxson Communications, Sprint PCS, Verizon Wireless and Voicestream.

SAFE HARBOR

THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY MAY CONTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING SPECTRASITE'S FUTURE EXPECTATIONS, FINANCIAL AND OPERATING PROJECTIONS, PLANS AND STRATEGIES, IN PARTICULAR REGARDING THE FUNDING OF THE NEW TERM NOTES, THE CONSUMMATION OF THE DEBT TENDER OFFERS, THE OUTCOME OF THE LITIGATION REFERRED TO IN THIS RELEASE, AND THE IMPACT OF THESE AND RELATED TRANSACTIONS ON THE COMPANY AND ON THE COMPANY'S EXPECTED REVENUE, EBITDA, CAPITAL EXPENDITURES AND CASH AND NON-CASH CHARGES. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES. THE COMPANY WISHES TO CAUTION READERS THAT CERTAIN FACTORS MAY IMPACT THE COMPANY'S ACTUAL RESULTS AND COULD CAUSE RESULTS FOR SUBSEQUENT PERIODS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS MADE BY OR ON BEHALF OF THE COMPANY. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO (I) THE CLOSING CONDITIONS FOR EACH OF THE TENDER OFFERS AND THE COMPANY'S RIGHT TO TERMINATE, MODIFY OR AMEND ANY TENDER OFFER, (II) THE OUTCOME OF THE LITIGATION REFERRED TO IN THIS RELEASE, (III) MARKET CONDITIONS AND THEIR IMPACT ON THE DEBT TENDER OFFERS, (IV) SPECTRASITE'S SUBSTANTIAL CAPITAL REQUIREMENTS AND LEVERAGE, EVEN AFTER THE CONSUMMATION OF THE TRANSACTIONS DESCRIBED IN THIS RELEASE, (V) THE COMPANY'S DEPENDENCE ON DEMAND FOR WIRELESS COMMUNICATIONS AND RELATED INFRASTRUCTURE, (VI) COMPETITION IN THE COMMUNICATIONS TOWER INDUSTRY, INCLUDING THE IMPACT OF TECHNOLOGICAL DEVELOPMENTS AND (VII) FUTURE REGULATORY ACTIONS AND CONDITIONS IN ITS OPERATING AREAS. THESE AND OTHER IMPORTANT FACTORS ARE DESCRIBED IN MORE DETAIL IN ITEM 1A "RISK FACTORS" OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 AND IN THE COMPANY'S OTHER SEC FILINGS AND PUBLIC ANNOUNCEMENTS. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENTLY OCCURRING EVENTS OR CIRCUMSTANCES.


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